Exhibit 3.1

AGREEMENT OF MERGER

This Agreement of Merger, dated as of July 31, 2024 (“Agreement”), is made by and between Southern California Bancorp (“SCB”) and California BanCorp (“CBC”).

WITNESSETH:

WHEREAS, SCB is a California corporation, California Entity Number 4321159, which has its principal place of business in San Diego, California;

WHEREAS, CBC is a California corporation, California Entity Number 4007339, which has its principal place of business in Oakland, California;

WHEREAS, SCB and CBC have entered into an Agreement and Plan of Merger and Reorganization, dated as of January 30, 2024 (the “Reorganization Agreement”), pursuant to which CBC will merge with and into SCB (the “Merger”), with SCB as the surviving corporation; and

WHEREAS, the respective Boards of Directors of CBC and SCB have approved and deemed it advisable to consummate the Merger and the respective shareholders of CBC and SCB have adopted and approved the principal terms of the Reorganization Agreement and this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 14 below), CBC shall merge with and into SCB in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). SCB shall be the surviving corporation of the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate existence of CBC will cease.

2. Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the CGCL.

3. Articles of Incorporation. The Articles of Incorporation of SCB, as amended, in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law, provided however, that as of the Effective Time, the Articles of Incorporation of SCB shall be amended as follows:

(a) Name. The name of the Surviving Corporation shall be “California BanCorp.” As of the Effective Time, Article One of the Articles of Incorporation of SCB shall be amended and restated in its entirety as follows:

ARTICLE ONE – NAME. The name of this Corporation is:

California BanCorp

(b) Repeal. As of the Effective Time, Article Eight of the Articles of Incorporation of SCB shall be deleted in its entirety.

4. Bylaws. The Bylaws of SCB in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

5. Main Office. The main office of the Surviving Corporation shall be the main office of SCB immediately prior to the Effective Time.

6. Directors and Executive Officers. The directors and executive officers of the Surviving Corporation at the Effective Time shall be the directors and executive officers of SCB immediately prior to the Merger, until they are removed, they resign, or their successors are elected and qualified.

7. Effect on Shares of Stock.

(a) Shares of SCB. Each share of SCB Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding after the Merger.

(b) Shares of CBC. As of the Effective Time and subject to the provisions of this Agreement, each share of CBC Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive 1.590 shares of SCB Common Stock. Any shares of CBC Common Stock held in the treasury of CBC or by SCB immediately prior to the Effective Time shall be retired and cancelled with no consideration.

(c) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SCB Common Stock will be issued and any holder of shares of CBC Common Stock entitled to receive a fractional share of SCB Common Stock but for this Section 7(c) shall be entitled to receive a cash payment equal to the product (calculated to the nearest hundredth) obtained by multiplying (i) the fraction of a share of SCB Common Stock to which such holder would otherwise be entitled to receive in the Merger (after taking into account all shares of CBC Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) by (ii) the volume weighted average closing price of shares of SCB Common Stock quoted on the Nasdaq on each of the last ten (10) trading days ending on the day which is the fifth trading date immediately preceding the date that the Effective Time occurs, rounded to the nearest whole cent.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

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9. Governing Law. This Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of SCB and CBC at any time prior to the Effective Time.

11. Waiver. To the fullest extent provided by law, any of the terms or conditions of this Agreement may be waived prior to the effective time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12. Termination. This Agreement shall terminate upon the termination of the Reorganization Agreement prior to the Effective Time in accordance with its terms. The Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by CBC and SCB.

13. Conditions Precedent. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any and all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

14. Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Agreement and the appropriate Officers’ Certificates (the “Merger Filing”) are duly filed with the California Secretary of State, or at such subsequent date or time as SCB and CBC agree and specify in the Merger Filing (the “Effective Time”).

15. Entire Agreement. Except as otherwise set forth in this Agreement and the Reorganization Agreement, the Reorganization Agreement and this Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Reorganization Agreement and the terms of this Agreement, the terms of the Reorganization Agreement shall control.

[Signature page to follow]

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IN WITNESS WHEREOF, each of SCB and CBC has caused this Agreement to be executed on its behalf by its duly authorized officers.

SOUTHERN CALIFORNIA BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

By:	/s/ Manisha K. Merchant
Name:	Manisha K. Merchant
Title:	Corporate Secretary

CALIFORNIA BANCORP

By:	/s/ Thomas A. Sa
Name:	Thomas A. Sa
Title:	President

By:	/s/ Tommiette Rey
Name:	Tommiette Rey
Title:	Corporate Secretary

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Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, David I. Rainer and Manisha K. Merchant certify that:

1. They are the President and Corporate Secretary, respectively, of Southern California Bancorp, a California corporation (“SCB”).

2. This certificate is attached to the Agreement of Merger, dated July 31, 2024 (the “Agreement”), by and between California BanCorp, a California corporation (“CBC”), and SCB, which provides for the merger of CBC with and into SCB (the “Merger”).

3. The Agreement in the form attached was duly approved by the Board of Directors of SCB.

4. SCB has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. SCB has 18,540,104 shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5. The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of SCB which equaled or exceeded the vote required.

6. The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Los Angeles, California on July 31, 2024.

/s/ David I. Rainer
David I. Rainer, President and CEO

/s/ Manisha K. Merchant
Manisha K. Merchant, Corporate Secretary

Certificate of Approval

of

Agreement of Merger

Pursuant to Section 1103 of the California Corporations Code, the undersigned, Thomas A. Sa and Tommiette Rey certify that:

1. They are the President and Corporate Secretary, respectively, of California BanCorp, a California corporation (“CBC”).

2. This certificate is attached to the Agreement of Merger, dated July 31 2024 (the “Agreement”), by and between Southern California Bancorp, a California corporation (“SCB”), and CBC, which provides for the merger of CBC with and into SCB (the “Merger”).

3. The Agreement in the form attached was duly approved by the Board of Directors of CBC.

4. CBC has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. CBC has 8,470,724 shares of Common Stock outstanding which were entitled to vote on the Merger and no shares of Preferred Stock outstanding.

5. The principal terms of the Agreement in the form attached were approved by the vote of the shareholders of CBC which equaled or exceeded the vote required.

6. The percentage vote required was more than 50% of the outstanding shares of Common Stock which were entitled to vote on the Merger.

We certify under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed in Oakland, California on July 31, 2024.

/s/ Thomas A. Sa
Thomas A. Sa, President

/s/ Tommiette Rey
Tommiette Rey, Corporate Secretary